Exhibit 99.1

Crown Oil and Gas Inc. Finalizes Russian Acquisition

BELLINGHAM, Wash.--(BUSINESS WIRE)--March 20, 2009--Crown Oil and Gas Inc. (the "Crown") (OTCBB:CWOI) has entered into a share purchase agreement with Langford Worldwide Corp. ("Langford") and Boshoff Holdings Ltd. ("Boshoff"), which provides that Crown will purchase from Boshoff all of the issued and outstanding shares in the capital of Langford for a purchase price of $11,900,000. The purchase price is payable by a combination of debt forgiveness, the payment of $300,000 and the issuance of common shares of Crown at a deemed price of $1.00 per share. The transaction is expected to close on or before March 31, 2009.

Langford holds, through its subsidiaries, exploration and development licenses for the Tereshkinsky, Kikinsko-Gusikhinsky and Krasnoarmeisky-2 properties. The properties are located in the Saratov region of Russia, one of the major oil and gas regions in the country with advanced infrastructure and more than 60 years history of oil and gas production. Saratov lies in the European part of Russia on the border with Kazakhstan, the largest oil producing country in Central Asia. The three properties combined total approximately 500,000 acres. Continuing seismic work and analysis is scheduled for 2009 followed by exploration drilling.

Crown Oil and Gas Inc. is an independent oil and gas company focused on enhancing shareholder value by acquiring and developing oil and gas assets in Russia.

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Statements in this news release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.

CONTACT:
Crown Oil and Gas Inc.
John Hiner, President, 360-392-2820